Principal National Life Insurance Company
Schedule I - Summary of Investments - Other than Investments in Related Parties
As of December 31, 2012

Amount at Which
Shown in the
Statement of
Type of investment	Cost	Value	Financial Position
(In Thousands)
Fixed maturities, available-for-sale:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 58,653.8	$ 61,032.2	$ 61,032.2
States, municipalities and political subdivisions	-	-	-
Non-U.S governments	-	-	-
Public utilities	-	-	-
Convertibles and bonds with warrants attached	-	-	-
Redeemable preferred	-	-	-
All other corporate bonds	-	-	-
Residential mortgage-backed securities	-	-	-
Commercial mortgage-backed securities	-	-	-
Collaterialized debt obligations	-	-	-
Other debt obligations	-	-	-
Total fixed maturities, available for sale	58,653.8	61,032.2	61,032.2

Fixed maturities, trading	-	-	-

Equity securities, available-for-sale
Common stocks:
Banks, trust and insurance companies	-	-	-
Public utilities	-	-	-
Industrial, miscellaneous and all other	-	-	-
Non-redeemable preferred stock	-	-	-
Total equity securities, available-for-sale	-	-	-

Equity securities, trading	-	-	-

Mortgage loans	-	XXXX	-

Real estate, net:
Real estate acquired in satisfaction of debt	-	XXXX	-
Other real estate	-	XXXX	-

Policy loans	4,238.9	XXXX	4,238.9
Other investments	-	XXXX	-

Total investments	$ 62,892.7	XXXX	$ 65,271.1

Principal National Life Insurance Company
Schedule III - Supplementary Insurance Information
As of December 31, 2012, 2011 and 2010 and for each of the years then ended

							Amortization
	Deferred	Future	Contractholder			Benefits,	of Deferred
	Policy	Policy	and other		Net	claims and	Policy	Other
	Acquisition	Benefits	policyholder	Premium	investment	settlement	Acquisition	operating
	Costs	and claims	funds	revenue	income	expenses	Costs	expenses
			(in thousands)
December 31, 2012
U.S. Insurance Solutions	-	154,319.7	942,268.7	6.6	0.9	0.3	-	1,656.4
Corporate	-	-	-	-	1,015.3	-	-	345.1
Principal Life Insurance Compan	$ -	$154,319.7	$ 942,268.7	$ 6.6	$ 1,016.2	$ 0.3	$ -	$ 2,001.5

Check (s/b zero)	-	-	-	-	-	-	-	-

December 31, 2011
U.S. Insurance Solutions	-	63,170.4	531,811.6	6.5	-	0.5	-	965.1
Corporate	-	-	-	-	666.3	-	-	358.2
Principal Life Insurance Compan	$ -	$63,170.4	$ 531,811.6	$ 6.5	$ 666.3	$ 0.5	$ -	$ 1,323.3

Check (s/b zero)	-	-	-	-	-	-	-	-

December 31, 2010
U.S. Insurance Solutions	-	15,934.7	162,461.8	6.0	-	5.1	-	569.2
Corporate	-	-	-	-	321.7	-	-	176.3
Principal Life Insurance Compan	$ -	$15,934.7	$ 162,461.8	$ 6.0	$ 321.7	$ 5.1	$ -	$ 745.5

Check (s/b zero)	-	-	-	-	-	-	-	-

Principal National Life Insurance Company
Schedule IV - Reinsurance
As of December 31, 2012, 2011 and 2010 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	Other	from Other		Assumed to
	Amount	Companies	Companies	Net Amount	Net
		(in thousands)
December 31, 2012
Life insurance inforce	48,582,316.0	48,582,316.0	2,537.4	2,537.4	100.0%

Premiums:
Life insurance	56,634.3	56,634.3	6.6	6.6	100.0%
Total	56,634.3	56,634.3	6.6	6.6	100.0%

December 31, 2011
Life insurance inforce	24,969,149.3	24,969,149.3	2,624.6	2,624.6	100.0%

Premiums:
Life insurance	27,114.4	27,114.4	6.5	6.5	100.0%
Total	27,114.4	27,114.4	6.5	6.5	100.0%

December 31, 2010
Life insurance inforce	9,386,048.4	9,386,048.4	2,630.7	2,630.7	100.0%

Premiums:
Life insurance	8,425.5	8,425.5	6.0	6.0	100.0%
Total	8,425.5	8,425.5	6.0	6.0	100.0%